Exhibit 99.1

TEJON RANCH TO TEMPORARILY SUSPEND

NORMAL HUNTING OPERATIONS

Program to be re-evaluated following Tejon Ranch/ Department of Fish and Game investigation into the unauthorized take of mountain lions

TEJON RANCH, CA (January 20, 2012) Tejon Ranch Company announced today that effective January 30, 2012, it will voluntarily suspend all normal hunting operations on the Ranch, revoke all unsupervised access permits, and refund all monies paid to date for hunting access on the Ranch after the January 30, 2012, suspension date. The suspension, though temporary and voluntary, will last as long as is needed to conduct a thorough evaluation of the Ranch’s hunting and access programs and make whatever operational changes are deemed necessary.

The Company is taking the action in light of the results of a year-long investigation into allegations that mountain lions were taken on Ranch property without depredation permits as required by California law.

Once it was informed that lions may have been taken illegally on the Ranch, the Company immediately began an investigation into those claims and turned over the results of its investigation to the Department of Fish and Game (DFG). The Company and its executive management team provided its full cooperation throughout the official investigation. The investigation determined that over the last 20 years, since the passage of Proposition 117 in 1990, which introduced new restrictions and regulations regarding the take of mountain lions in California, there had been incidents where mountain lions were taken on the Ranch without prior authorization.

The investigation further determined that those unauthorized actions were neither approved nor encouraged by the Company and, in fact, were never reported to the Company’s executive management, or to the DFG, in clear violation of Company policy and the state statute regulating the take of mountain lions in California.

“I was appalled and outraged when I learned the results of the investigation,” said Robert A. Stine, president and CEO of Tejon Ranch Company. “Tejon Ranch did not then, and certainly does not now condone such activity, and we sincerely regret that such activity took place on our Ranch. Accordingly, we are taking every step necessary to ensure it won’t happen again. Tejon

Ranch is committed to the responsible stewardship of its land, including the wildlife that inhabits the Ranch. Tejon Ranch has a long history of such stewardship, including its voluntary ban on the use of lead ammunition on the Ranch and other actions taken to assist in the recovery of the endangered California condor.”

The suspension of normal hunting activities and subsequent review is being undertaken with the cooperation of the DFG. Experts from Fish and Game and the U.S. Fish and Wildlife Service agree that it is in the long term best interests of conservation for responsible hunting to continue on Tejon Ranch, given that it is important to maintain a proper balance of wildlife in a given habitat; and on-going hunting is a critical component in maintaining that balance. Tejon Ranch Company will work closely with the DFG in examining every aspect of the Ranch’s hunting program. The Ranch’s goal will be to institute best hunting management standards and practices, including a full examination of whether allowing unsupervised access to the Company’s 422 square miles of Ranch property may have contributed to this unfortunate series of events.

“While it’s in the long term best interests of conservation for hunting to continue on the Ranch,” said Stine, “we believe a short-term suspension of our normal operations are necessary to determine the best way to operate the hunting program to ensure that these actions never again occur on Tejon Ranch, even if that means severely restricting hunting access to the Ranch.”

The results of both the DFG’s and the Company’s investigation were forwarded to the Kern County District Attorney’s office, which will determine what, if any, potential legal action will be taken. Tejon Ranch Company is cooperating fully with the District Attorney’s office in this matter.

Participants in Tejon Ranch’s hunting and access programs should soon receive instructions outlining the procedure for obtaining a refund of their unused portion of their hunting and/or access membership. Any questions regarding this suspension and the refund of fees should be directed to Tejon Ranch’s Wildlife Management Division at (661) 663-4210.

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Contact: Barry Zoeller, Vice President

Corporate Communications & Marketing

bzoeller@tejonranch.com

(661) 663-4212